SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2001

THE L.L. KNICKERBOCKER CO., INC.

(Exact name of registrant as specified in its charter)

California	0-25488	33-0230641

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25800 Commercentre Drive, Suite 2000, Lake Forest, California	92630

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 595-7900

Not Applicable

(Former name or former address, if changed since last report)

Item 3. Bankruptcy or Receivership.
ITEM 7. EXHIBITS.
SIGNATURE
BALANCE SHEET (UNAUDITED)
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBIT 2.2

Item 3. Bankruptcy or Receivership.

     On September 4, 2001, the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the “Bankruptcy Court”), entered an order (the “Order”) approving the sale of substantially all of the assets of The L.L. Knickerbocker Co., Inc. (the “Company”). The Order approved the sale of assets to Brian Blosil or his designee (the “Purchaser”) on the terms set forth in an Asset Purchase Agreement between the Company and Purchaser (the “Asset Purchase Agreement”). Copies of the Order and Asset Purchase Agreement are attached to this Report as Exhibits 2.1 and 2.2, respectively. Mr. Blosil is the husband of Marie Osmond, who is the principal owner of Marie, Inc. which licenses to the Company the right to market and sell dolls under the Marie Osmond Porcelain Doll Collection name. The sale is contemplated to take place not later than September 30, 2001.

     In exchange for the sale of substantially all of the assets of the Company, the Purchaser will pay the following purchase price: (a) a cash payment to be made to Republic Financial Corporation (“Republic”) on the closing date of the asset sale (the “Closing”) to pay off the Company’s debts owed to Republic as of the Closing, which debts are estimated to be approximately $2,580,000, (b) the Purchaser’s assumption of the Company’s liabilities that constitute administrative or priority claims under the Company’s bankruptcy case (the “Assumed Liabilities”), which liabilities are estimated to be approximately $1,297,926 and (c) 120 days after the Closing, the issuance by the Purchaser to the Official Committee of the pre-petition unsecured creditors of the Company of a subordinated promissory note (the “Subordinated Note”) in the principal amount of $1,859,899, subject to certain adjustments described below. The principal amount of the Subordinated Note will be reduced by the amount of the Company’s accounts receivable purchased by the Purchaser which are not collected within 120 days following the Closing and the amount that the Assumed Liabilities paid and assumed by the Purchaser exceed $1,297,926 plus certain increases to account for post-May 31, 2001 asset acquisitions by the Company. The Subordinated Note will bear interest at an annual rate of 9.6%, compounded monthly, which will be paid annually. Outstanding principal and all accrued and unpaid interest under the Subordinated Note must be paid in full on the fifth anniversary of the date of the Bankruptcy Court’s confirmation of the Company’s plan of liquidation. The Purchaser is required to prepay outstanding principal under the Subordinated Note on an annual basis in an amount equal to 20% of the free cash flow determined by taking the Purchaser’s operating income plus depreciation and amortization, less taxes, interest, required principal payments on other debt obligations, capital expenditure and the increase in working capital. On or before July 12, 2002, the Purchaser may satisfy and retire the Subordinated Note in full by paying a total of $2 million.

     The shareholders of the Company will not receive any proceeds from the sale of the Company’s assets to the Purchaser. Following the consummation of the sale, the Company will be left with little or no assets and the Company will file with the Bankruptcy Court a plan of liquidation. The shareholders of the Company are not expected to receive any proceeds pursuant to such plan of liquidation.

     As of September 4, 2001, 46,987,728 shares of common stock and no shares of preferred stock of the Company were issued and outstanding. The Company will not issue any shares of its capital stock to the Purchaser in connection with the sale of the Company’s assets.

     A listing of the Company’s assets and liabilities as of August 31, 2001 is contained on page F-1 attached hereto and incorporated herein by reference.

ITEM 7. EXHIBITS.

(c)	Exhibits

     The following exhibits are filed as a part of this report:

     2.1 Order Granting Debtor’s Motion for Order Approving: (1) the Sale of Substantially All of the Debtor’s Assets Free and Clear of Liens, Claims, and Interests Pursuant to 11 U.S.C. Section 363; (2) Assumption and Assignment of Executory Contracts and Unexpired Leases; and (3) Consideration of Potential Overbids, dated September 4, 2001.

     2.2 Form of Asset Purchase Agreement between The L.L. Knickerbocker Co., Inc. and Marian, LLC.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2001	THE L.L. KNICKERBOCKER CO., INC.

	By:	/s/ Anthony P. Shutts

Anthony P. Shutts Chief Financial Officer

THE L.L. KNICKERBOCKER CO., INC.
BALANCE SHEET (UNAUDITED)
AUGUST 31, 2001

CASH & CASH EQUIVALENTS	$100,000

A/R, NET OF ALLOW FOR D/A	947,000

INVENTORIES	1,588,000

PREPD. EXP. & OTHER ASSETS	610,000

INTERCO. INVESTMENTS	12,892,000

INTERCO. REC	482,000

TOTAL CURRENT ASSETS	16,620,000

GROSS FIXED ASSETS	1,284,000

LESS: ACCUM. DEPRECIATION	(877,000)

NET FIXED ASSETS	407,000

INVESTMENTS	776,000

OTHER ASSETS	93,000

TOTAL OTHER ASSETS	869,000

TOTAL ASSETS	$17,895,000

ACCOUNTS PAYABLE	$478,000

ACCRUED EXPENSE	630,000

COMMISSIONS & ROYALTIES PAY	431,000

LINE OF CREDIT	2,181,000

INTEREST PAYABLE	391,000

GAP-PERIOD CLAIMS	226,000

TOTAL CURRENT LIABILITIES	4,337,000

RENT PAYABLE — FAS13	105,000

PRE-PETITION LIABILITIES	6,219,000

TOTAL LONG TERM LIABILITIES	6,324,000

COMMON STOCK	41,638,000

APIC	6,012,000

RETAINED EARNINGS	(40,416,000)

TOTAL STOCKHOLDERS EQUITY	7,235,000

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$17,895,000

F-1

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Order Granting Debtor’s Motion for Order Approving: (1) the Sale of Substantially All of the Debtor’s Assets Free and Clear of Liens, Claims, and Interests Pursuant to 11 U.S.C. Section 363; (2) Assumption and Assignment of Executory Contracts and Unexpired Leases; and (3) Consideration of Potential Overbids, dated September 4, 2001.

2.2	Form of Asset Purchase Agreement between The L.L. Knickerbocker Co., Inc. and Marian, LLC.